EXHIBIT 10.2

AMENDED AND RESTATED JOINT VENTURE AGREEMENT
BETWEEN LOGIC EXPRESS LIMITED AND SHANDONG
BIOLOGIC PRODUCTS RESEARCH INSTITUTE
DATED AS OF MARCH 12, 2006

(Summary Translation)

This Joint Venture Contract (hereinafter referred to as “Contract”) is made as of the [ ] day of [ ] 2006 by and between the following Party A and Party B:

Preamble
WHEREAS

The shareholding of Shandong Missile Biologic Products Co., Ltd. (hereinafter referred to as “Joint Venture”) has been changed and the original shareholder Zhi Yang Investment Co., Ltd. (志扬投犼有榰公司) has assigned all his equity interest in the Joint Venture to LOGICEXPRESS LTD (hereinafter referred to as “Party A”). Pursuant to the Law of the People's Republic of China on Sino-Foreign Equity Joint Ventures, the Company Law of the People’s Republic of China and other applicable laws and regulations of the People’s Republic of China, both Party A and Shandong Province Biologic Products Research Institute (山东省生物制品研究所) (hereinafter referred to as “Party B”), based on the principles of equality and mutual benefit and through friendly consultation, have agreed to establish a Sino-foreign equity joint venture in the Shandong Province of the People’s Republic of China and to amend the original joint venture contract correspondingly.

NOW THEREFORE THE PARTIES agree as follows:

Chapter 1. The Parties

1.	The contracting Parties of this Contract are:
Party A:   LOGIC EXPRESS LTD
Legal Address:  Vanterpool PlazaôWickhams Cay 1ô2nd Floor, Road Town,Tortola,British Virgin Islands.
Office Address:  Room 1606, Nan Fung Centre, 264 Castle Peak Road, Tsuen Wan, Hong Kong.
Representative: Li Linling (李林玲)
Nationality: China

Party B: Shandong Province Biologic Products Research Institute
(山东省生物制品研究所)
Legal Address: 14 Hushan East Road, Taian City, Shandong Province, China.
Legal Representative: Pang Guangli (庞广礼)
Position: President of the Institute
Nationality: China

2.
Each of the Parties represents that his identity and information are true and up-to-date, and each of the Parties has full power and capacity to execute this Contract and to perform all the obligations under this Contract.

Chapter 2. Incorporation

3.
Both Parties of this Contract agrees to incorporate a biologic products company limited (hereinafter referred to as “Joint Venture”), which is an equity joint venture, in Taian City, Shandong Province of China in accordance with the applicable laws and regulations of China.

4.	The Chinese name of the Joint Venture is: 山东米歇尔生物制品有榰公司。
The English name of the Joint Venture is: SHANDONG MISSILE BIOLOGIC PRODUCTS CO. LTD.
Legal Address is: 14 Hushan East Road, Taian City, Shandong Province, China. (中国山东省泰安市禲山东爑14号)

5.
The Joint Venture is a Chinese legal person, and is governed and protected by the laws, regulations, and related rules of China (hereinafter referred to as “Laws of China”). The Joint Venture can operate all the legal businesses under the Laws of China.

6.
The Joint Venture shall be incorporated as a limited liability company and its liability is limited to all of its assets. The liability of each Party shall be limited to his capital contribution to the registered capital of the Joint Venture. The Parties shall share the profits the Joint Venture in proportion to their capital contributions to the registered capital.

Chapter 3. Mission, Scope and Scale of Business

7.
The mission of the Joint Venture is: In accordance with the principles of equality and mutual benefit, and the intent to have a long-term partnership, both Parties fully utilize their comparative advantages, and apply advance technologies and scientific management methods to establish Joint Venture, and to make it a modern biological and pharmaceutical enterprise, which produces competitive products in terms of scope, quality and price in the Chinese and overseas markets, and as a result, both Parties can achieve their economic efficiency.

8.
The scope of production and business of Joint Venture is: Research, production and marketing of biologic products, blood products, biochemical products, small volume parenteral solution, and genetic engineering product in compliance with the Pharmaceutical Administration Law of the People’s Republic of China, Regulations for Implementation of the Pharmaceutical Administration Law of the People’s Republic of China, and Good Management Practice for the Quality and Production of Pharmaceutical Products (GMP) issued by the State Food and Drug Administration.

9.
The scale of production of Joint Venture is: In the first year of the establishment of Joint Venture, revenue income for the production of existing products reaches 40 million Yuan; within three (3) years, three (3) new product types will be added and the revenue income will reach 80 million Yuan; after five (5) years, revenue income will reach 100 million Yuan.

Chapter 4. Total Investment and Registered Capital

10.	Total investment:
The total amount of investment of Joint Venture is 160 million RMB Yuan.

11.	Registered Capital:
The registered capital of Joint Venture is 87 million RMB Yuan, in which:
Party A: 72 million RMB Yuan, equivalent to 82.76% of total equity interest;
Party B: 15 million RMB Yuan, equivalent to 17.24% of total equity interest.

12.	The following items shall be used in capital contribution by the Parties:
Party A: Cash: Hong Kong Dollar cash equivalent to 68.8754 million RMB Yuan; Equipment and Machinery equivalent to 3.1246 million RMB Yuan. The aforesaid capital contribution is in the total sum of 72.00 million RMB Yuan which is equivalent to 82.76% of registered capital.
Party B: Factory, machinery, inventory, liquid asset, etc in kind equivalent to 6.40 million RMB Yuan; non-patented technology equivalent to 8.60 million RMB Yuan. The aforesaid capital contribution is in the total sum of 15.00 million RMB Yuan which is equivalent to 17.24% of registered capital.

13.	Party B has already paid up all his subscribed capital contribution to Joint Venture.
Party A was assigned from Up wing Investment Limited. its subscribed capital contribution amounting to RMB 72.00 million Yuan which is equivalent to 82.76% of the company registered capital, in which Party A has already paid up capital contribution 45.60 million Yuan and the rest 26.40 million Yuan shall be deposited in cash into the designated bank account of Joint Venture on 30th day of June 2006.

14.
The capital contribution paid by the Parties in accordance with this Contract shall be in cash which shall be owned by the corresponding Party, in kind or in the form of land use right, industrial intellectual property, non-patented technology or other kinds of legal rights which shall be owned by the respective Party and shall not be restricted by guarantee or any kind of encumbrance.

In the case that the capital contribution is in kind or in the form of industrial intellectual property, non-patented technology or any other legal rights, the contributing Party shall provide relevant documents to proof his possession of the ownership of and the right to dispose the same.

15.
Each and either Party of Joint Venture shall not use the loans, rental machinery and equipment, or any other properties owned or obtained under the name of Joint Venture, or any other people’s property as his own capital contribution, and also shall not use the property or rights of the Joint Venture or the other Party’s property or rights to guarantee his capital contribution.

16.
Either Party fails to contribute his committed capital totally or partially in accordance with this Contract shall constitute a breach of contract. In addition to the relevant treatment stipulated by the State, non-breaching Party should also remind the breaching Party to pay or to pay up his capital contribution within one (1) month. If the breaching party fails to do so within the said time limit, the breaching Party shall pay the late payment interest (refer to interest penalty on late payment of loan) and compensate the non-breaching Party for the loss and damages. The breaching Party shall also be liable for the breach of the Contract in accordance with the applicable laws and regulations of the State.

17.
A Chinese chartered public accountant firm shall verify the capital contributed by each Party and issue a capital verification certificate. Joint Venture shall issue a capital contribution certificate to each contributing Party pursuant to the capital verification certificate. The capital contribution certificate shall include the following items: name of the Joint Venture, incorporation date of the Joint Venture, Name of the investors and the amount, proportion, form and date of his capital contribution, and the issue date of the capital contribution certificate.

The capital contribution certificate is the material evidence for the proportion of the capital contribution and the rights of each Party, and has the highest evidential weight for the Parties.

18.	Equity interest assignment and change:
The assignment of the equity interest in Joint Venture shall be conducted in compliance with the laws and regulations of China.
In the case that any Party intend to assign his subscribed equity interest totally or partially to any other third parties, the other Party has the right of first refusal to purchase such equity interest in the terms and conditions not worse than those given to the aforesaid third party. In the case that the said other Party does not wish to exercise his right of first refusal, the aforesaid assignment shall be deemed agreed by the said other Party.
Any increase of Joint Venture’s registered capital shall be processed by the board of directors in compliance with Change of Equity Interest Agreement, and shall be submitted to the original government authority for approval.

Chapter 5. Obligations of both Parties

19.	Both Parties shall complete the following items respectively:
Party A’s obligations:
●	To pay up capital contribution in accordance with Chapter 4 and to assist in capital arrangement, and to be responsible for the listing of the company;
●	To assist Joint Venture to obtain preferential policy and conditions;
●	To assist foreign employees to apply for the visa, work permit and traveling documents, etc.

Party B’s obligations:
●	To pay up capital contribution in accordance with Chapter 4 and to assist in capital arrangement;
●	To assist Joint Venture to the Land Administration Authorities for land use right;
●	To assist Joint Venture to organize the design and building of the factory and other engineering facilities of the Joint Venture;
●	To assist Joint Venture to apply for and install water, electricity, transportation and other infrastructure setup;
●	To assist Joint Venture to employ management in China, technical personnel, workers and any other necessary personnel;
●	To provide the necessary machinery installation and customization, personnel to conduct test run, and personnel for production and control;
●	To be responsible for other business entrusted by Joint Venture.

Chapter 6. Use of Premises

20.	Joint Venture has the right to obtain the right to use a premise by rental or purchase in accordance with the Laws of China.

21.
Before the Joint Venture obtains the right to use a premise, Party B shall guarantee Joint Venture has the right to use Party B’s premise (refer to Annex 3: Blueprint). Save for the portion reserved for Party B, the right to use the land set forth in Annex 3 shall be owned by Joint Venture. Joint Venture shall pay, no matter how or what nature of the aforesaid land is changed, the related fee to Party B regularly and sufficiently according to the principles set forth in the meeting minutes of Shandong Province Government dated 28th of June 2002 and the summary of Taian City Government Special Topic Conference (ref.: [2002] No. 31) before the restructuring of Party B. During the restructuring of Party B, both Joint Venture and Party B shall comply with the Land Use Compensation Agreement entered between Joint Venture and Party B on 14th day of July 2003, and Joint Venture shall not use the aforesaid land in any other way without the consent of Party B (except for the loan guarantee).

Chapter 7. Board of Directors and Supervisors

22.	The board of directors is founded on the registration date of the Joint Venture.

23.
The board of directors shall consist of five (5) directors, in which Party A shall appoint four (4) directors and Party B shall appoint one (1) director. The board has one chairman and one vice-chairman, who shall be elected by the board of directors. If a director appointed by a Party becomes the chairman, a director appointed by other Party shall assume the office of vice-chairman. Both Parties has right to change the directors appointed by him from time to time. The term of the chairman and vice-chairman of the board, and the directors are four (4) years provided that the respective appointing Party has not changed his directors. The directors may stay for another term if appointed by the Party.

24.	The board of directors is the highest authority of the Joint Venture and decides all the major issues in relation to Joint Venture. The power of the board of directors includes the following:

1.	Amendment of the Articles of Association of the Joint Venture;
2.	Termination and dissolution of Joint Venture;
3.	Merger and spin-off of Joint Venture;
4.	Change of registered capital of Joint Venture;
5.	Discussion and Decision on the remuneration system of the employees;
6.	Decision on the profit distribution and deficit make up scheme;
7.	Approval of annual budget and financial report;
8.	Decision on major acquisition and investment;
9.	Decision on taking out mortgage and guarantee on the Joint Venture’s asset;
10.	Adoption, amendment and termination of group labor contract and staff benefit scheme;
11.
Appointment or dismissal of the general manager, deputy general manager of Joint Venture; appointment or dismissal of financial controller, marketing and sales director and assistant to general manager according to the nominations of the general manager, and decision on their remuneration and appraisal scheme;

12.	Decision on the establishment of the business management structure of Joint Venture;
13.	Other major issues which shall be decided by the board of directors.

25.
For item 1 to item 5 set forth in Article 24, a unanimous approval of the directors who has right to vote and has attended the corresponding board of directors meeting shall be required; for item 6 to item 10, the approval of two third (2/3) of the directors who has attended the corresponding board of directors meeting shall be required; and for the rest of the items, the approval of half (1/2) of the directors who has attended the corresponding board of directors meeting shall be required.

26.
The chairman shall chair the board of directors meeting. If the chairman cannot exercise his authority, he shall entrust the vice-chairman in writing. If the vice-chairman cannot exercise his authority, he can entrust a director in writing.

The board of directors shall convene at least one meeting every year. An interim board of directors meeting can be convened on the request of one third (1/3) of the directors. The resolution and minutes of the meeting shall be filed by Joint Venture.
The board of directors meeting requires a quorum of over two third (2/3) of the total number of directors. Each director shall assign a proxy to attend and vote in the board of directors meeting in writing if he cannot attend the meeting. If a director does not attend the meeting and does not assign a proxy to attend the meeting, he shall be deemed to abstain from voting.
The rules of procedure for the board of directors meeting shall be set up separately by the board of directors in compliance with the Articles of Association of Joint Venture.

27.
The company shall establish the board of supervisors which shall consist of 3 members. Each of the investing Parties shall appoint one member and one member shall represent the employees. The chairman of the board of supervisor shall be elected by the members from the members appointed by the Party who does not appoint a director who subsequently becomes the chairman of the board of directors. The board of supervisors exercise the following powers:

1.	Check the financial conditions of the company;
2.
Supervise the duty-related acts of the directors and managers and to check if they have violated any laws and regulations, or the articles of association; and to request the director and the manager to correct if their acts cause damages to the company;

3.
Inform the related shareholder and individual to handle before certain time limit if the directors, managers and supervisors are not in compliance with the Article 57 of Company Law. In the case that individual has an outstanding debt amounting to over one (1) million RMB Yuan, the related shareholder and individual shall be replaced or resigned;

4.	Perform other duties agreed by the board of directors;
5.	Attend the board of directors meeting as a non-voting member.

Chapter 8. Business Management Structure

28.
The Joint Venture shall establish a management office which shall be responsible for its daily management. The management office shall have one general manager, one deputy general manager. The general manager and the deputy general manger shall be employed by the board of directors and their term of office shall be three (3) years.

29.
The general manager is the legal representative of Joint Venture, and has the responsibility to execute the decisions of the board of directors, to organize and to lead the daily operation of the Joint Venture. The deputy general manger shall assist the general manager to perform his duty. The detail job description of the general manager shall be specified in the Articles of Association of Joint Venture.

30.	The financial controller, marketing and sales director and assistant to general manager shall be nominated by the general manager and appointed by the board of directors.

31.	Directors, supervisors and the employees appointed by the board of directors are senior personnel. The remuneration and bonus of senior personnel are decided by the board of directors.

32.	If any of the senior personnel has committed embezzlement or has serious dereliction of duty, they may be dismissed at any time upon the decision of the board of directors.

Chapter 9. Staff Management

33.
The recruitment, penalty, dismissal, term of contract, salary, reward and punishment, labor insurance, society security, welfare and other matters of the employees of the Joint Venture shall be decided by the board of directors in compliance with the Labor Law of the People’s Republic of China, the Regulations of the People’s Republic of China on Labor Management in Sino-foreign Equity Joint Ventures and its implementation rules, and relevant rules and regulations issued by the Taian City of Shandong Province Government. Joint Venture and the labor union of Joint Venture or individual can enter into group or individual labor contract. The labor contracts shall be submitted to the local Labor Administration Authority for verification and filing.

The employees of Shandong Province Biologic Products Research Institute under the custody of the company shall be managed in compliance with the Labor Custody Agreement.

34.	The board of directors shall set up separate schemes for the employment and management of special personnel whenever necessary.

Chapter 10. Labor Union

35.	Labor union can be established pursuant to the Laws of China. The labor union’s major duties are:
●	Protect the rights and benefits of employees stipulated by the laws;
●	Assist Joint Venture to arrange and use the welfare fund properly;
●	Participate in resolving any disputes between employees and Joint Venture;
●	Execute the group labor contract on behalf of the employees and monitor its implementation;
●	Protect the rights of employees under the laws.

36.	The representatives of the labor union has right to negotiate the issues in relation to bonus, penalty, discharge, salary, welfare, job safety and labor insurance of employees, etc. with management.

37.
Pursuant to the Laws of China and related rules and regulations, Joint Venture shall monthly allot an amount of money amounting to 2% of the sum of the actual salaries of all the employees of Joint Venture to the labor union fund.

Chapter 11. Tax, Finance, Audit and Company Seal

38.	Joint Venture shall conduct financial audit in compliance with the Accounting Law of the People’s Republic of China and shall pay all the taxes in compliance with the Laws of China.

39.	The employees of Joint Venture shall pay income tax in compliance with the Tax Law of China.

40.
Joint Venture shall allocate to the reserve fund, company development fund and staff welfare fund in compliance with the Sino-foreign Equity Joint Venture Law of the People’s Republic of China. The annual allocation percentage to the funds shall be discussed and decided by the board of directors according to the business conditions of the company.

41.
The financial year of Joint Venture is the same as the calendar year and starts from 1st day of January to 31st day of December in every year. Chinese language shall be used in all accounting vouchers, receipts, reports and accounting statements. The bank accounts and the company seal of the Joint Venture shall be controlled and managed by both Sino and foreign Parties together and the respective detail methods shall be set up by the board of directors.

42.
The financial statements of Joint Venture shall be audited once a year by a Chinese chartered public accountant firm and Joint Venture shall be liable for the related fee. Either Party has right to appoint a separate accountant firm to audit the aforesaid financial statements at his own costs.

43.
The balance sheet, profit and loss statement and profit distribution scheme for the last financial year shall be complied within the first three (3) months of every financial year and shall be submitted to the board of directors for verification. The profit distribution ratio shall be calculated based on the actual paid up capital of each shareholder.

Chapter 12. Insurance

44.
Joint Venture shall purchase insurance from the insurance company in the territory of China to avoid the risk of loss and damages caused by accidents and natural disasters to the Joint Venture. The board of director shall decide the type, amount and the term of the insurance purchased. Joint Venture shall be liable for the related insurance premium.

Chapter 13. Term and Termination of Joint Venture

45.	The term for operation of Joint Venture is thirty (30) years. The date of incorporation of Joint Venture is the issue date of the business license of Joint Venture.
The term of operation of Joint Venture can be extended by applying to the original Government Authority six (6) months before the expiry date upon the unanimous approval by the board of directors on a motion by either Party.

46.	If Joint Venture is terminated upon expiry or before the expiry date, it shall be liquidated in compliance with the applicable laws and the Articles of Association of Joint Venture.

Chapter 14. Amendment, Alternation and Termination of Contract

47.
Any amendment to this Contract or its Annex shall be agreed by the Parties by entering into a written agreement and approved by the original government authority before the said amendment becomes effective.

48.
In the case that this Contract is not able to be executed due to force majeure, or the Joint Venture cannot sustain the operation due to many years of continuous deficit, this Contract can be terminated upon the unanimous approval from the board of directors and approval by the original Government Authority.

49.
In the case that Joint Venture cannot operate its business or cannot achieve the objectives of its business operation due to the non-performance or substantial violation of this Contract or the Articles of Association by either Party, the breaching Party shall be deemed to terminate the Contract unilaterally and the non-breaching Party has right to claim compensation from the breaching Party and to submit the application to the original Government Authority in accordance with this Contract for the approval to terminate this Contract.

Chapter 15. Force Majeure

50.
In the case of earthquake, typhoon, flooding, fire, war and other unforeseeable and unavoidable force majeure, which has direct influence on the execution of the Contract or cause the inability for the Contract to be executed in the agreed conditions, the Party hindered by the event of force majeure shall telex the other Party immediately and shall provide documents within fifteen (15) days to explain the details of the event of force majeure and to proof the reasons why the Contract cannot be performed completely or partially, or has to be performed in a later time. The said document of proof shall be issued by the local notary office in the location where the said event occurred. Both Parties shall negotiate and decide together if the Contract shall be terminated or part of the obligations under the Contract shall be exempted or be performed in a later time, according to the influence of the said event of force majeure.

Chapter 16. Applicable Laws

51.	The execution, validity, interpretation and performance of this Contract shall be governed by the Laws of China.

Chapter 17. Dispute Resolution

52.
Any dispute arising from or in connection with this Agreement, both Parties should have friendly negotiation to resolve. In the case that the disputes cannot be resolved, either Party can submit the disputes to China International Economic and Trade Arbitration Commission Beijing Commission for arbitration which shall be conducted in accordance with the Commission’s arbitration rules. The arbitral award is final and binding upon both Parties.

Chapter 18. Language of the Contract

53.	This Chinese version of this Contract is the only valid and legally binding version.

Chapter 19. Miscellaneous

54.	This Contract and its annex shall come into effect on the approval date given by the approval authority of the People’s Republic of China.

55.
Telex and fax notifications sent by one Party to another Party shall be followed by letters in writing if the notice is in relation to the rights and obligations of either Party. The legal address of the Parties set forth herein shall be the correspondence address.

56.
Any matters not stipulated in this Contract shall be handled in compliance with the Company Law, Sino-foreign Equity Joint Venture Law of the People’s Republic of China, Labor Law of the People’s Republic of China and its Shandong Province Labor Law Ordinance.

57.	This Contract is executed by both Parties on 12th day of March 2006 in Taian City, Shandong Province of China.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

Party A:   LOGIC EXPRESS LTD

Legal Representative (signature):

Party B:  Shandong Province Biologic Products Research Institute
山东省生物制品研究所

Legal Representative (signature):